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Exhibit 5.2

[KUMMER KAEMPFER BONNER & RENSHAW LETERHEAD]

June 4, 2003

Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, California 92880

Re:
Watson Pharmaceuticals, Inc.
1.75% Convertible Contingent Senior Debentures due March 15, 2023

Ladies and Gentlemen:

        We have acted as special Nevada counsel for Watson Pharmaceuticals, Inc., a Nevada corporation (the "Company"), in connection with the sale by the Company of 1.75% Convertible Contingent Senior Debentures due 2023 (the "Debentures") in the aggregate principal amount of up to $575,000,000 pursuant to the Purchase Agreement dated March 4, 2003 (the "Purchase Agreement") entered into by the Company and the Initial Purchasers listed on Schedule 1 thereto. This opinion letter is submitted to you at your request in connection with the filing by the Company of a Registration Statement on From S-3 (the "Registration Statement") with the Securities and Exchange Commission with respect to the Debentures and the shares of Common Stock of the Company, $.0033 par value, issuable upon conversion of the Debentures (the "Conversion Shares") pursuant to the Indenture between the Company and Wells Fargo Bank, National Association, as Trustee dated as of March 7, 2003 (the "Indenture").

        In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed:

            i.  The articles of incorporation and bylaws of the Company as are currently in effect.

           ii.  Certificates of the Company as to certain factual matters, including adoption of certain resolutions of the Board of Directors and the Pricing Committee thereof.

          iii.  The Purchase Agreement.

          iv.  The Indenture.

           v.  The Global Debentures issued in the form of Exhibit A to the Indenture.

        In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. As to certain matters expressed herein, we have relied upon and assumed the accuracy and completion of certificates and reports of various state authorities and public officials and of the Company.

        We are admitted to the Bar of the State of Nevada, and in rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Nevada, as those laws presently exist. We are not members of the Bar of any state other than the State of Nevada, and, therefore, except for the laws of the State of Nevada, we express no opinion as to the laws of any other state, federal laws of the United States of America, or other jurisdiction.

        Based upon the foregoing and in reliance thereon and subject to the assumptions exceptions, qualifications and limitations set forth herein, we are of the opinion that:

           1.  The Debentures have been duly authorized, executed and delivered by the Company.

           2.  The Conversion Shares have been duly authorized and when issued and delivered upon conversion of the Debentures in accordance with the terms of the Indenture, will be duly and validly authorized and issued, fully paid and nonassessable.

        This opinion letter speaks as of its date. We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter). This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein. We consent to the filing of this opinion letter as an exhibit to the Registration Statement and the reference to our firm under the heading "Legal Matters" in the prospectus forming part of the Registration Statement.

                      Sincerely,

                      KUMMER KAEMPFER BONNER & RENSHAW

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  Exhibit 5.2